Exhibit 10.1

Employment Agreement – Part A

Drawn up and signed in Tel Aviv on the 13 day

of the month of April in the year 2009

Between:

GADOT CHEMICAL TANKERS & TERMINALS LTD (no. 520037037)

At the address: 16, Habonim Street, South Netanya Industrial Zone, Netanya

(hereinafter: Gadot)

Of the First Part

And Between:

Erez Meltzer (ID No. 065861338)

At the address: 55, HaMaayan Street, Raanana

(hereinafter: Meltzer)

Of the Second Part

Whereas:	Meltzer is and shall be employed by Gadot as the Chief Executive Officer and Deputy Chairman of Gadot;

And Whereas:	The parties are interested in putting into writing, Meltzer’s employment conditions as stipulated in this Agreement below;

Now therefore, the Parties declare and agree as follows:

1.	This Part A to the Employment Agreement, together with Part B, which is attached hereto, shall be hereinafter termed together (both in Part A and in Part B): The Employment Agreement or the Agreement.

2.	It is hereby clarified that whenever there is a contradiction between the provisions to this Part A and the provisions to Part B., the provisions to this Part A shall take precedence.

3.	Task

3.1. As from November 1, 2008, Meltzer has served as CEO and Deputy Chairman of Gadot and he shall continue to serve in those positions throughout the period of this Agreement.

3.2. In the event that all Gadot’s business activities shall be transferred to any other legal entity that is part of a group of companies controlled by Mr. Yossef A. Maiman, Gadot undertakes to ensure that Meltzer shall serve as CEO (General Manager) and as Deputy Chairman of that legal entity and all the provisions to this Agreement shall apply to his employment by that legal entity and such shall include the execution of the necessary adjustments in reference to the options granted to Meltzer in accordance with this Agreement and thus, there shall be no degradation of Meltzer’s rights. To remove all doubt, it is hereby clarified that to the extent that any part of Gadot’s business activities shall be transferred to another legal entity, which is part of the group of companies controlled by Mr. Yossef A. Maiman; Meltzer shall also be entitled to the rights granted to him in accordance with this Agreement, in reference to the activities of that legal entity in Gadot’s business activities, on condition that Meltzer shall be involved in the management of those Gadot business activities.

4.	Salary

4.1. Gadot shall pay Meltzer a gross monthly salary to the sum of NIS 157,625 (one hundred and fifty seven thousand, six hundred and twenty five New Israeli Shekels) (hereinafter: The Gross Salary).

The Gross Salary shall be updated in accordance with the changes to the representative rate of exchange for the US dollar as such shall be published by the Bank of Israel, in reference to the last business day of the calendar month to which the salary refers.

It is agreed that the sum stipulated in Clause 4.1 above shall be based on the representative rate of exchange for the US dollar as of November 1, 2008 (NIS 3.783) and on the date of payment for the first salary in accordance with this Agreement, differentials shall be paid for those months prior to his signing of this Agreement, in accordance with the relevant rates of exchange and beginning with the date of this Agreement, the Gross Salary shall be updated each month according to the changes in the rate of exchange for the US dollar.

4.2. It is hereby agreed that from time to time, there shall be a re-examination of whether it would be appropriate to update Meltzer’s Gross Salary.

4.3. Clause 4.2 in Part B to the Employment Agreement is hereby annulled.

4.4. Meltzer shall be entitled to a special annual bonus, which shall be 2% (two percent) of the unified annual operating profit (before tax) for the Gadot group of companies and such shall include the companies whose activities are managed by Gadot or one of the companies in the Gadot Group. The unified annual operating profit for the Gadot group of companies shall be in accordance with the profit determined in the unified annual reports, which shall be drawn up in accordance with IFRS rules, without special profits and losses and without management fees, which Gadot shall pay to the party with the controlling interest in Gadot and/or to any other corporation, as such shall be determined by the controlling party (hereinafter: The Bonus). In any circumstance in which there is a difference of opinion between the parties in reference to the identity or size of special profits and/or losses, such shall be settled at the sole discretion of Gadot’s auditing accountant. The Bonus for each calendar year shall be paid up until and no later than the end of March for the previous year.

5.	Pension Plan

Each and every month, on the date on which the monthly salary shall be paid, Gadot shall deposit payments for the premiums due for the pension plan stipulated in Part B to the Employment Agreement and those payments shall be as follows:

5.1. A sum that is thirteen and one third percent (13 and 1/3%) of Meltzer’s Gross Salary (five percent (5%) for pension payments and eight and one third percent (8 and 1/3%) for severance pay) to the insurance company and/or the provident fund.

5.2. A sum that is up to two and one half percent (2.5%) of Meltzer’s Gross Salary (in accordance with actual cost) for loss of ability to work insurance.

5.3. Gadot shall deduct from Meltzer’s Gross Salary as stipulated in Part B to the Employment Agreement, the sum of five percent (5%) of the Gross Salary, for pension payments and shall transfer that sum to the pension plan policy and Meltzer hereby approves and agrees to that deduction.

6.	Further Education Fund

As stipulated in Part B to the Employment Agreement, on the date on which Meltzer’s salary shall be paid, Gadot shall pay each month on Meltzer’s behalf into a further education fund nominated by Meltzer, a sum that is seven and one half percent (7.5%) of Meltzer’s Gross Salary and Meltzer agrees to such and instructs Gadot that Gadot shall deduct from his Gross Salary, an additional sum, which shall be two and one half percent (2.5%), which Gadot shall pay into the aforementioned further education fund.

If any of the payments shall be higher than the allocation limit determined by Law, the tax incurred by those payments shall be grossed up.

7.	Sick Leave

As stipulated in Part B to the Employment Agreement, Meltzer shall be entitled to annual sick leave in accordance with Law. Notwithstanding that above stated, Meltzer shall be entitled to the payment of his full salary beginning of the first day of his absence from work because of illness.

8.	Holidays

As stipulated in Part B to the Employment Agreement, Meltzer shall be entitled to annual leave amounting to 22 working days for each twelve (12) calendar months of continuous work during the period of the Agreement.

During each calendar year, Meltzer shall be entitled to use up days of leave at his own discretion and to accumulate the remaining days to a limit of 44 days of leave.

9.	Vehicle

Gadot shall provide for Meltzer’s use, a vehicle type Audi A8.

Gadot shall gross up the sum due in tax for the use of the aforementioned vehicle.

10.	Telephone

Gadot shall provide a mobile phone for Meltzer’s use. Gadot shall pay the cost of that mobile phone and shall gross up the tax component.

Gadot shall pay the cost of the land line telephone in Meltzer’s home.

11.	Options

11.1. Clause 6.11 in Part B to the Employment Agreement is hereby annulled.

11.2. Definitions: In this Clause, the following terms shall have the meaning set out alongside each term.

“Base Value”	NIS 488,179,254 (four hundred and eighty eight million, one hundred and seventy nine thousand, two hundred and fifty four New Israeli Shekels), with an additional sum in NIS, that is the entire equity capital that will be invested in the Company after the signing of this Agreement, by the party with the controlling interest in Gadot and/or by any other company in the ownership of Mr. Yossef A. Maiman.

“Base Shares”	The regular shares included in the share capital issued by Gadot on the date on which this Agreement is signed.

“Realization Price”	The Base Value divided by the number of Base Shares.

“Annual EBITDA”	In reference to the first four maturation dates mentioned below, the annual EBITDA sum shall be equal to the EBITDA sum determined during the last quarter, for which Gadot has audited or reviewed reports, multiplied by four (4). In reference to later maturation dates, or any later date on which the EBITDA sum is quantified, the annual EBIDTA sum shall be equal to the accumulated EBITDA sum as determined during the last four calendar quarters, in reference to which Gadot has audited or reviewed reports. The sum shall be determined in accordance with the reviewed or audited reports as aforementioned and any disagreement on this matter, to the extent that there shall be any such disagreements, shall be settled by the auditing accountants who drew up the relevant reports. In all circumstances, the management fee component to be paid by Gadot to its controlling party and/or to any other corporation, as such shall be determined by the controlling party, shall not be any part of the EBITDA (and therefore, the sum profit to be used for the calculation in accordance with this Agreement, shall be higher to the sum of the management fees).

“Sale Price”	“The value of the company” divided by the number of base shares.

“The

“The value of the Company”

The value reached after multiplying the annual EBITDA for the company by 8.8, less the net sum of Gadot’s financial obligations as of the quantification date, with the exception of those obligations for which assets have not yet been created as of the date on which the value of the Company is determined.

“Stock issue”	The registration of Gadot shares for trading on any stock exchange whatsoever.

“Entitling transaction”

1. A public issue of Gadot shares. 2. A merger between Gadot and another company, provided that the merged body’s controlling body did not control Gadot either directly or indirectly before the merger. 3. A change to the control of Gadot, or: 4. A cessation of Gadot’s commercial activities.

“Shares”	Gadot regular shares, each with a nominal value of NIS 0.1.

“Control”

As that term is defined in the Securities Law and provided that it is presumed that the person holding at least 50% of the voting rights in Gadot, controls Gadot, unless explicitly stated otherwise in this Agreement. It is clarified that to the extent that any party whatsoever not holding Gadot shares either directly or indirectly on the date of this Agreement, shall hold 50% or more of Gadot’s shares, such shall be considered a “change in control”.

11.3. The Allocation: Proximate to the signing of this Agreement, Gadot shall allocate for Meltzer 3,565,228 options and each of those Options shall entitle the holder of that Option, to purchase one share, in consideration for the payment of the Realization Price (hereinafter: The Options), subject to all other conditions to this Agreement. It is clarified that the aforementioned number of Options was calculated to ensure that if all the Options are realized on the date on which this Agreement is signed, Meltzer would hold 5% of Gadot’s issued share capital (taking into account the fact that true to the date of the signing of this Agreement, Gadot’s total issued share capital is 67,739,345 shares).

11.4. The Trusteeship: Immediately upon their allocation, the Options shall be deposited with a trustee in accordance with the Options Program stipulated in Clause 102 to the Tax Ordinances for the track of capital gains and holding by a trustee.

11.5. Realization and limitations on transfer: The Options shall be available for realization as shares, only after a Entitling transaction event has occurred and until five (5) years have passed from the date of this Agreement. It is clarified that even before their realization; Meltzer shall have the right to sell to Gadot, those options, which have matured in the manner stipulated below. Options allocated in accordance with this Agreement, shall not be assignable to or sellable to any third party (with the exception of inheritors in accordance with Law). Shares allocated to Meltzer in consideration for the realization of Options, shall be transferable, sellable or assignable, without any limitations whatsoever. To remove all doubt – it is hereby explicitly declared and agreed that after the dates stated above, the Options shall expire.

11.6. Maturation: Subject to the other provisions to this Agreement, at the end of the first two months of Meltzer’s employment by Gadot, 148,558 shares shall mature. After that date, 227,778 Options shall reach maturity at the end of each calendar quarter (above and below – Maturation dates) and Meltzer shall be entitled to receive them into his possession and to sell those Options in accordance with the Sale Options and after a Entitling transaction event has occurred (unless the event that occurred is in accordance with that stated in Clauses (2), (3) and (4) to the “Entitling transaction” definition), Meltzer shall also be entitled to realize those options as shares. After each maturation date and after an event stipulated in Clauses (2), (3) and (4) to the “Entitling transaction” definition has occurred, Meltzer shall be entitled to sell them only in accordance with the Sale Option, but shall not be able to realize those Options as shares. The Options shall be released from blockage by the Trustee and shall be transferred (as Options, as shares or as a sum of money received for the execution of their sale as stipulated below), into Meltzer’s ownership, in accordance with all that required by the blockage provisions determined in the Tax Ordinance in reference to the aforementioned periods. Notwithstanding that stated, it is hereby agreed that if and to the extent that by the end date (as such is defined below) there are changes to the identity of the holder of at least 50% of Gadot shares, then if an event such as mentioned above does occur, all the options allocated to Meltzer shall reach maturity (full acceleration).

11.7. Ending of the employment: Whenever Meltzer’s employment shall end, either through resignation or by dismissal, or by – heaven forbid – death or permanent disability, Meltzer (or his estate or his inheritors by Law) shall be entitled to sell to Gadot and Gadot shall be obliged to purchase, as shall be explained below, those options that have reached maturity up to 90 days after date on which Meltzer’s employment by Gadot ended (the date for the aforementioned 90 day period shall be termed hereinafter – the End Date), provided that the realization instruction and the notice of sale to Gadot shall be sent by Meltzer, his estate or his inheritors, by the End Date. It is agreed that for as long as Meltzer is employed by any company whatsoever owned by the parties with the controlling interest in Gadot, true to the date on which this Agreement is signed, such shall not be considered the end of the employment for the purposes of this Clause. To remove all doubt, it is hereby explicitly declared and agreed that after the End Date, the Options shall expire.

11.8. Sale Options – PUT: At any time up to the earlier of the end of the five (5) years from the signing of this Agreement, or 90 days after the End Date, Meltzer shall be entitled to sell to Gadot and Gadot shall be obliged to purchase from Meltzer, all or part of the Options allocated to him, which have matured, in consideration for payment of the sum for each Option, equal to the difference between the Sale Price as measured on the date for the PUT Option activation and the Realization Price (hereinafter: The PUT Price). The purchase of the Options and the payment for those Options shall be executed by the Company within seven days from the receipt of a demand for such from Meltzer. Gadot undertakes to set aside until the earlier of the two dates – five years from the signing of this Agreement or 90 days after the End Date, retained earnings appropriate for paying out as dividend, to the sum sufficient to fulfill Gadot’s obligations towards Meltzer to purchase the Options according to the Sale Option.

11.9. (1) Special adjustments to the PUT Price: Notwithstanding that stated in Clause 11.8 above (the Sale Option), it is hereby agreed that if a Entitling transaction occurs by October 30, 2012, Meltzer shall be entitled to sell to Gadot on that date, those Options that have matured by that date, in consideration for payment of the Sale Price for each Option, that is equal to the higher of the two prices – the PUT Price (in accordance with the definition stipulated above) or the highest price for a share determined in reference to the Entitling transaction.

(2) Distribution of dividend: Beginning on the first date on which the PUT Option shall be realized by Meltzer and until after the passing of two years after the later of the two dates – five years from the signing of this Agreement and the End Date: Whenever Gadot distributes any dividend, Gadot shall pay Meltzer dividends to the sum that it would have distributed for the shares allocated to

Meltzer, as if Meltzer had realized the Options sold by Meltzer to the Company in accordance with the accumulated PUT Option. For example: To the extent that after one quarter, Meltzer activates the PUT Option in reference to 10,000 Options, Meltzer shall receive dividends to the value of the sum that he would have received if he held 10,000 shares. To the extent that after the quarter, Meltzer realizes another 10,000 Options, then from that date, Meltzer shall be entitled to receive dividends for 20,000 shares and so on and so forth.

11.10. CALL Purchase Option: To the extent that no Entitling transaction shall take place by the earlier of the two dates – the End Date or the passing of five years from the date of this Agreement, then when reaching the aforementioned date, Gadot shall be entitled to purchase from Meltzer, all the Options that have matured by that date and which have not yet been sold in consideration for payment of the PUT Price for each option.

11.11. Standard Adjustments to the number of Options to be allocated, the realization price and the sale price: The detailed option plan shall include mechanisms for the adjustment of the number of Options, the Realization Price and the Sale Price in a manner that will maintain the economic value of the benefit to Meltzer in accordance with this Agreement, in those circumstances in which there is a unification or division of capital or the raising of capital by Gadot, in consideration for the share price lower than the Realization Price. If disagreements arise in reference to the determination of the aforementioned adjustment mechanism, the settling of such shall be referred to the Gadot accountant for decision and the accountant’s decision shall be final and shall oblige the parties.

11.12. The parties intentions and adjustments in special circumstances: Through this Agreement, the parties intention is that Meltzer shall be entitled to Options, which shall entitle him to a benefit of up to 5% of the difference between the Value of the Company and the Base Value and therefore, without any derogation from the provisions stipulated above, to the extent that Purchase Transactions or other transactions shall be executed, either between the companies controlled by the controlling party in Gadot or with external bodies, the parties shall discuss in good faith, the changes that must be made to this Agreement, in order to preserve the economic benefit for Meltzer, which is the foundation for this Agreement following such transactions.

12.	Sole Judicial Competence

The parties agree and declare that the sole, local, legal jurisdiction in accordance with this Agreement shall be the competent Courts in the Tel Aviv – Jaffa district and only those Courts.

Now in witness thereof, the parties have signed below:

GADOT /s/ Yosef A. Maiman, Chairman of the Board /s/ Irit Eluz, Director	MELTZER /s/ Erez Meltzer

Employment Agreement – Part B

Date: April 13, 2009

1. Definitions

All the definitions in this Part B to the Employment Agreement shall have the same meaning as they were given in Part A to the Employment Agreement, unless stated otherwise in this Part B to the Employment Agreement.

2. The Employee’s Tasks and Functioning

2.1. The Company shall employ the employee for the period of the Agreement and the employee undertakes to work in the service of the Company during the period of the Agreement in the position explained in Part A to the Employment Agreement and/or in any other suitable position, which shall be imposed upon him by the Company.

Furthermore, the employee undertakes to fulfill all the directives and/or other positions that will be transferred to him by the Company as part of his role, in accordance with his professional skills and knowledge, including in accordance with the Company’s procedures as such shall be determined from time to time, including roles that shall be imposed on him, pertaining to work linked to the activities of the holding companies, sister companies, subsidiary companies or other companies affiliated to the Company. It is hereby declared and clarified that notwithstanding that stated above, there shall be no employer – employee relationship between the employee and those companies and that the employee shall not be entitled to any remuneration for the tasks that the employee shall perform in connection with those companies, beyond the remuneration enumerated in the Employment Agreement.

2.2. The employee shall dedicate his time, energies, skills, knowledge and experience to his work in the service of the Company and solely to that work.

2.3. During the period of the Employment Agreement, the employee shall not be occupied either directly or indirectly by any other work and/or occupation, either as an employee or as an independent, unless prior agreement to such has been granted by the Company.

2.4. The employee shall serve the Company faithfully and shall assure the interests of the Company and shall protect those interests to the best of his abilities. The employee shall obey the Company’s reasonable instructions on all matters pertaining to the manner in which he fulfills his role, the order of work, discipline and behavior and as shall be given to the employee from time to time.

2.5. The employee undertakes to inform the Company immediately and without delay concerning all relevant matters and issues, in which either the employee or any of the employee’s relatives have personal and/or any other interest, which might lead to the creation of a conflict of interest in view of his role in the Company.

2.6. The employee undertakes to obey the instructions given to him by his superiors acting on the Company’s behalf, as such shall be issued from time to time.

2.7. The employee undertakes to inform the Company’s Board of Directors concerning any information pertaining to the Company’s interests, when that subject matter is beyond the normal course of business, immediately following his become aware of such.

3. The Scope of the Task

3.1. The employee has been informed by the Company and the employee is aware that as part of the employee’s work at the Company, he will be required to work full time for the Company and the employee agrees to such.

3.2. Furthermore, the employee declares that he is aware that the Hours of Work and Rest Law 5711 – 1951 shall not apply to him because he shall be employed at a task, which requires a special degree of personal trust and under conditions and in circumstances, which do not permit the Company any supervision of the employee’s hours of work and rest.

The employee shall not be entitled to any additional recompense for work during overtime hours.

4. Salary

4.1. In consideration for the employee’s work and as remuneration for the fulfilling of all the employee’s obligations in accordance with the Employment Agreement, each calendar month the Company shall pay the employee a gross monthly salary (hereinafter: The Gross Salary) to the sum stipulated in Part A to the Employment Agreement.

4.2. After the publication of the Company’s annual balance sheet for each calendar year, the Company shall decide whether to grant to the employee, a bonus to a sum, which shall be decided by the Company, at the Company’s sole discretion (hereinafter the Bonus).

4.3. As required by Law, the Company shall deduct and subtract from the Gross Salary, from the Bonus and from any other payment, any payment and/or tax and/or levy, including income tax payments, health and national insurances, etc., as required by Law.

5. Pension Plan

5.1. The Company shall maintain a pension plan for the employee, with an insurance company and/or an provident fund and/or a pension fund, as such shall be determined by the employee, all subject to that stated in this Clause below.

5.2. The Company shall pay the pension plan premiums at the rates and at the times stipulated in Part A to the Employment Agreement.

5.3. As stipulated in Part A to the Employment Agreement, the Company shall deduct pension payments from the employee’s Gross Salary and shall transfer those sums to the pension plan policy and the employee hereby approves and agrees to those deductions.

5.4. The pension plan shall be registered in the Company’s name and if the employee had a pension plan arranged for him at the employee’s previous place of work, and the employee shall ask that the pension plan be transferred into the Company’s name, the Company shall not object to that transfer, provided that the Company shall not be required to allocate any sum for the previous period.

To remove all doubt, it is hereby clarified that after the transfer of the pension plan into the Company’s name as stated above, the Company and the employee shall allocate to the pension plan, those sums stipulated in Part A to the Employment Agreement for the period beginning only from the date on which the employee begins his work at the Company in accordance with that stipulated in the Employment Agreement.

5.5. It is agreed that the component part allocated for severance pay in the pension plan, which was set aside by the Company during the employee’s employment by the Company, shall be transferred into the employee’s name with the employee’s departure from the Company, on condition that the following condition has been fulfilled:

The end of the employer – employee relationship did not occur in any of the circumstances enumerated in Clause 10.1, 10.2 and 10.3 below.

To remove all doubt, it is hereby clarified that all the other components of the pension plan, including components and funds in that plan, which were in the employee’s possession or were the employee’s entitlement, before the date on which the employee began his employment as a Company employee, shall be transferred into the employee’s name with the end of his employment by the Company for any reason whatsoever.

6. Other Employment Conditions

6.1. Sick Leave – The employee shall be entitled to the number of days of annual sick leave stipulated in Part A to the Employment Agreement, provided that at the Company’s discretion and as required by the Company, the employee shall provide the Company with the appropriate medical certificates, confirming that the employee was ill or unable to work during the relevant period.

6.2. Holidays – The employee shall be entitled to days of leave for every twelve (12) calendar months of continuous work during the period of the Agreement, as stipulated in Part A to the Employment Agreement.

The employee declares that he is aware of and agrees to the condition that he must coordinate his holidays with the Company prior to the event and the Company shall be entitled to refuse to allow him to take leave on specific dates, when all such shall be in accordance with the Company’s needs and requirements and at the Company’s sole discretion.

6.3. Vehicle – if the Company places a vehicle at the employee’s disposal as stipulated in Part A to the Employment Agreement, the following provisions shall apply:

6.3.1. The type and model of vehicle shall be determined by the Company and listed in Part A to the Employment Agreement.

To remove all doubt – nothing in that stated above shall oblige the Company to provide a new model vehicle for the employee’s use and that vehicle shall be part of the fleet of vehicles at the Company’s disposal at that time and such, at the Company’s discretion.

6.3.2. The Company shall maintain insurance policies (obligatory, comprehensive and third party) for the vehicle at the Company’s sole discretion and shall bear the cost of that insurance.

6.3.3. The Company shall bear the ongoing costs for servicing and repairing the vehicle.

6.3.4. The Company shall bear the cost of fuel for the vehicle.

6.3.5. The employee shall pay all fines and tickets imposed on the vehicle and/or the driving of the vehicle.

6.3.6. The Company shall deduct from the gross salary, those income tax payments, which must be made in view of that stipulated in this Clause above, or shall gross up those tax payments, as all such is stipulated in Part A to the Employment Agreement.

6.3.7. The employee shall present reports to the Company, enumerating expenses incurred in connection with the vehicle as such is required by Law and in accordance with the instructions issued from time to time by the Company.

6.4. Recuperation Allowance

The employee shall be entitled to a Recuperation Allowance, in accordance with that determined in the Expansion Orders issued by the Minister of Industry, Trade and Employment, which shall apply to all the employees and employers in the economy and as shall be valid from time to time and as is standard practice at the Company.

6.5. Military Reserve Duty

During active reserve duty, the employee shall be paid a salary, provided that all the payments that the employee shall receive or to which he shall be entitled as a result of the reserve duty from any body whatsoever, shall be transferred by the employee to the Company immediately upon their receipt by the employee and if the employee does not so act, those sums shall be deducted from the employee’s salary.

6.6. Foreign Travel

The employee hereby declares and agrees that as part of his work at the Company, he shall be required to travel abroad for periods of varying length. The expense incurred by such travel and for board, shall be borne by and paid by the Company, subject to the Company’s approval and in accordance with the Company’s procedures as such shall apply from time to time.

6.7. Further Education Fund

Each month, on the date on which the employee’s salary is paid, the Company shall pay for the employee into a further education fund as instructed by the employee, the sums stipulated in Part A to the Employment Agreement and on his part, the employee agrees and instructs that the Company shall deduct and pay to the aforementioned further education fund from the employee’s salary, an additional sum from the employee’s monthly salary as such is stipulated in Part A to the Employment Agreement.

6.8. Reimbursement of Expenses

The Company shall reimburse the employee for reasonable expenses, which the employee has incurred as part of his work for the Company, in accordance with the procedures determined by the Company (such as hospitality for Company guests, reimbursement of expenses incurred abroad, etc) and subject to the guidelines set out by the Company from time to time.

At the end of each calendar month, or on any other date as determined by the Company, the employee shall present the Company with an expenses report, accompanied by the appropriate receipts, in accordance with the Company’s standard procedures and/or as required by the provisions of Law applicable in reference to this matter.

6.9. Company Property for the Employee’s Use

If for the purposes of the employee’s use while fulfilling his tasks at the Company, at the Company’s discretion the Company places at the employee’s disposal, different items and property belonging to the Company and needed by the employee to fulfill his role at the Company, such as a mobile phone (and bears the reasonable cost of its use), a laptop computer, etc., when all such is as appropriate for the employee’s role and at the Company’s discretion, then the employee hereby undertakes to return to the Company, all that property belonging to the Company and in the employee’s possession, immediately upon the end of his employment by the Company for any reason whatsoever and such shall include the vehicle provided for the employee’s use as stipulated above and any other property provided for the employee’s use in accordance with that stated in this Clause.

6.10. Credit Card

6.10.1. If the Company provides a credit card chosen by the Company for the employee’s use, as aforementioned in Part A to the Employment Agreement, the employee shall be entitled to use only that credit card for the purposes of his employment at the Company (hereinafter: The Credit Card).

6.10.2. The employee shall make use of the Credit Card solely as part of his work for the Company and the employee undertakes to act in reference to the Credit Card, in accordance with the Management’s instructions and in accordance with the guidelines pertaining to the Credit Card with which he shall be issued from time to time.

6.11. Annulled

7. Maintaining Confidentiality and Non-competition

7.1. The employee undertakes not to reveal the provisions to the Employment Agreement in general and the conditions to his employment (in other words, salary and other conditions, etc.) in particular, to any third party whatsoever (with the exception of first degree relatives) and subject to the condition that the aforementioned limits of confidentiality shall also apply to those relatives) and such either directly or indirectly, including to other Company employees.

7.2. In this Clause, the following terms shall have the meanings written alongside those terms:

“Company Secrets” – Any knowledge or information whatsoever, be such commercial, professional or business information, which is not public knowledge and cannot be easily discovered legally by others, when such information has come to the employee’s attention and/or has been given to the employee and/or has become known to the employee and/or shall be developed by the employee, either directly or indirectly, during and/or due to the employee’s work at the Company. Without any derogation from the generality of that stated above, such knowledge shall include among other things, results and processes in current and future research, information with bearing on the development of ideas in the Company’s possession, the list of existing and future clients, commercial information pertaining to clients and/or the Company’s links with third parties, marketing information and sales promotion strategy information, documents, records, contracts, proposals, intellectual copyright, databases and data and all information referring to planning, production, marketing and distribution of products manufactured and/or planned by the Company and all other materials in hardcopy, stored on electromagnetic media or using any other media, pertaining to the Company’s activities, products, services, plans and commercial interests and information pertaining to the Company’s information systems and information pertaining to the Company’s links with its employees and/or clients and/or suppliers.

“Company Documents” – All documents given to the employee and/or coming into the hands of the employee consequential to and/or due to his work at the Company and those documents are linked, directly or indirectly to the Company or to the activities of its employees and/or clients and/or suppliers and/or contain and/or refer to any information and/or knowledge whatsoever belonging to the Company.

7.3. The employee hereby undertakes and declares that the employee shall maintain confidentiality and shall not disclose and/or reveal and/or publish and/or use and/or pass on to others, any of the Company’s Secrets, either directly or indirectly. Moreover, the employee undertakes not to make any use whatsoever of the Company’s Secrets, which can be exploited commercially in any manner whatsoever, with the exception of through the fulfillment of his role with the Company and the execution of his work at and for the Company and solely to the extent that such is necessary for that purpose.

To remove all doubt, it is hereby clarified and agreed that the employee’s undertakings in accordance with this Clause shall be valid and shall oblige the employee, even after then end of the period of the employment of the employee at the Company.

7.4. Intellectual Copyright

7.4.1. It is declared and agreed by both parties, that the Company’s Documents are the Company’s copyright for all matters and purposes and that they shall be returned to the Company by the employee (including all copies thereof and all duplicates of any type whatsoever, either if such have been made with permission or if they have been made by the employee or by a person acting on the employee’s behalf without permission), immediately after the end of the Agreement period and/or at the end of the existence of an employer – employee relationship between the Company and the employee (the earlier of the two) or at any other time, at the Company’s demand. The employee undertakes not to copy the documents in any manner whatsoever, unless for the performing and execution of the employee’s duties and/or his links with and on behalf of the Company.

7.4.2. The employee shall not pass on or publish any information, articles, research or any of the like, referring to matters linked to or touching upon the field of the Company’s activities, without receiving prior, written agreement for such from the Company.

7.5. During the period of his employment by the Company – without any derogation from that stipulated in the Employment Agreement – and for a period of six (6) months after the end of his work at the Company, the employee shall not be involved either directly or indirectly, himself or through others, in any manner whatsoever, including through a corporation in which he has part ownership and/or in which he is an interested party or has a controlling interest, in any pursuit that is in the field of the Company’s activities and/or which competes directly in the field of the Company’s activities.

7.6. Without any derogation from the generality of that stated, the employee undertakes that during the period of his employment by the Company and for a period of 24 months after the end of his employment by the Company, the employee shall abstain from providing services in any manner whatsoever including consulting services in consideration for payment or without payment, to any business involved in the same activities as the Company’s activities under the employee’s management (or in other words, the chemicals industry).

8. Agreement Period

The Employment Agreement shall become valid on November 1, 2008 and shall remain valid for as long as it has not been terminated by either of the parties to the Agreement as aforementioned in Clauses 9 and/or 10 below.

9. Each party to this Agreement shall be entitled to terminate the Employment Agreement by giving at least six (6) months prior written notice, without giving cause, to the other party.

If the aforementioned notice shall be given by the Company to the employee, in that notice the Company shall state at the Company’s sole discretion, the date on which the employee shall cease his work at the Company. If the date for the employee’s cessation of work at the Company as stated above shall be earlier than the six-month period stated above, or shall fall on the date on which the aforementioned notice is given, the employee shall be entitled to compensation for early notice, for the remaining part of the six month period or for the entire period as appropriate. Furthermore, if the date for the cessation of the employee’s work at the Company, as mentioned above, falls before the end of the six month period stated above, or falls on the date on which notice is given, up to the end of the aforementioned six month period (either if he has actually ceased working at the Company or if not) the employee shall be entitled to all the associated conditions and privileges (payment of social benefits, use of the vehicle, mobile phone and any other privilege or right associated with the employee’s employment by the Company in accordance with the Employment Agreement).

10. Notwithstanding that stated above, the Company shall be entitled to bring the Employment Agreement to an immediate termination if one of the following shall occur:

10.1. If the employee has breached any of the significant provisions to Clause 2 above and has not remedied the situation within 30 days from his receipt of a demand to implement the remedy.

10.2. If the employee has breached any of the significant provisions to Clause 7 above and has not remedied the situation within 30 days from his receipt of a demand to implement the remedy.

10.3. If the employee is convicted of a criminal offense, which is either a crime or a misdemeanor, which is defined as infamous.

10.4. If the employee has breached the trust which the Company has placed in him.

11. With the ending of the Agreement for any reason whatsoever, the employee shall cease his work for the Company and the employer – employee relationship between the employee and the Company shall come to an end.

12. If the Agreement Period is ended in accordance with that stipulated in the Employment Agreement, the employee shall receive his salary or the early notice compensation, if there shall be any such compensation, as appropriate, up to the date on which the Agreement Period ended as aforementioned in Clause 9 and/or Clause 10 above (hereinafter: The End Date), on condition that up to the End Date, the employee works and fulfills his task in accordance with the Company’s demands.

The employee undertakes to ensure that by the End Date, the employee shall pass on his tasks at the Company in a full, orderly manner to the other employee(s) in accordance with the Company’s instructions and that the employee shall return to the Company, all the required documents, equipment and all other materials of any type or form, which have come into his possession and/or control and/or were drawn up by the employee in reference to the Company and/or his work for the Company, including all copies thereof.

Furthermore, the employee shall be entitled to Recuperation Allowance and Holiday Allowance for the relative number of days of leave to which the employee is entitled as stipulated in the Employment Agreement above and which were not used up by the End Date.

13. Notwithstanding that stipulated in Clause 12 above, it is agreed that if the process for the full transfer of the employee’s tasks is not completed during the early notice period, the employee shall cooperate with the Company in the transfer of the task as aforementioned, even after the end of the early notice period and such shall not be considered as an employer – employee relationship in any manner whatsoever, provided that the dates for the completion of the transfer as aforementioned, shall be determined by coordination with the employee and the Company shall act to the best of its ability to shorten the additional transfer period to the extent possible.

14. The Employment Agreement, complete with its Appendices, constitutes all that agreed between the parties in reference to the issues enumerated within that Agreement and the Agreement cannot be changed and/or amended, unless through a written document signed by both parties.

15. The Company shall be entitled to set off any sum due to the Company from the employee in accordance with the Employment Agreement against any sum due to the employee at any time whatsoever from the Company and/or to foreclose that sum as aforementioned, without any derogation from the Company’s right to collect that sum by any other means.

16. The Employment Agreement replaces all other and previous agreements and arrangements of any form or type whatsoever, which existed (if they did exist) between the employee and the Company and it shall apply to the employment relationships between the parties, beginning with the start of the Agreement Period as stipulated in Clause 8 above. However, nothing in the Agreement shall derogate from the rights accruing to the employee in view of his work in the Company’s service until the aforementioned date.

17. Notices

All notices or any other document that must be served in accordance with the Employment Agreement, shall be made out in writing and for as long as neither of the parties has informed the other party otherwise, the parties’ addresses shall be as given at the beginning of this Employment Agreement and any such notice shall be considered received by the addressee party, seven (7) days from the date on which it was sent by registered mail or on the date on which it was handed in if delivered by hand.

Now in witness thereof, the parties have signed below:

/s/ Yosef A. Maiman, Chairman of the Board /s/ Irit Eluz, Director	/s/ Erez Meltzer
(The Company)	(The Employee)